EXHIBIT 99.1

AFFINITY GAMING TO REFINANCE EXISTING CAPITAL STRUCTURE

Las Vegas, NV - June 2, 2016 - Affinity Gaming (“Affinity” or the “Company”) today announced plans to refinance its existing capital structure. Upon completion of the transaction, the Company intends to use $300 million in new financing and approximately $90 million in cash on hand to call its $200 million of outstanding 9% senior notes due 2018 and repay its existing $180 million secured term loan. The Company expects total leverage to decline to 4.2x from 5.3x pro forma for the transaction.
The total financing package is expected to include two credit facilities comprised of:

•	A $300 million Term Loan B Facility; and

•	An undrawn $75 million revolving credit facility.

Walter Bogumil, Chief Financial Officer of Affinity Gaming, commented, “Over the last two years, we have executed on a strategic plan aimed at significantly improving the Company’s operating trajectory and margins. This includes rebuilding our executive team with new leadership across most operating departments and executing against a new set of operating principles. In addition, a significant priority for the Company has been to simplify our capital structure and de-lever the business. The expected refinancing announced today will satisfy both of these objectives by reducing gross leverage, materially reducing interest expenses and improving our cash flow profile. We have established a strong financial foundation on which Affinity can leverage our diversified base of eleven regional gaming facilities to drive additional operational improvements and generate increased free cash flow.”
Credit Suisse, Macquarie Capital and Fifth Third Bancorp are serving as Joint Lead Arrangers for the transaction. Credit Suisse will assume the role of Administrative Agent following the close of the transaction.

Cautionary Statement Regarding Forward-Looking Statements
This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods. Examples of forward-looking statements in this press release include, but are not limited to, statements regarding the Company’s capital structure refinancing, including the anticipated new credit facilities and use of proceeds therefrom, plans to call the Company’s outstanding notes, the terms of the refinancing and the impact of the refinancing on the Company’s financial position and results of operations, and expectations regarding anticipated improvements in the Company’s business. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those uncertainties related to the Company’s ability to complete the proposed transactions on expected terms and timing (or at all); potential changes to regional, national or global political, economic, business, competitive, market and regulatory conditions; risks and uncertainties relating to fluctuations in the Company's operating results, including factors affecting corporate overhead costs, capital expenditures and the Company’s tax rates; and other risks relating to the Company’s ability to implement its business strategy and achieve its corporate goals. Additional risks are described in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” its Quarterly Reports on Form 10-Q, and in the Company's other current and periodic reports filed from time to time with the SEC. The Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q can be accessed through the “Investor Relations” section of the Company’s website at www.affinitygaming.com. All forward-looking statements in this press release are made as of the date hereof, based on management’s current expectations and assumptions about the industries in which the Company operates, and the Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Affinity Gaming
Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company’s casino operations consist of 11 casinos, five of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact
Walter Bogumil
Chief Financial Officer, Affinity Gaming
(702) 341-2400
wbogumil@affinitygaming.com

Joseph Jaffoni, Richard Land, Jim Leahy
JCIR
(212) 835-8500
affinity@jcir.com